PRESS RELEASE
                     FOR RELEASE APRIL 18, 2007 AT 4:00 P.M.

                          For More Information Contact
                               Joseph J. Bouffard
                                 (410) 248-9130
                               BCSB Bankcorp, Inc.


             BALTIMORE COUNTY SAVINGS BANK GROWS BOARD OF DIRECTORS
       FORMER BRADFORD EXECUTIVE ERNIE MORETTI ELECTED AS NEW BOARD MEMBER

BCSB Bankcorp, Inc. (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, F.S.B., headquartered in Baltimore, Maryland, announced today that it created a new position on its Board of Directors by electing Ernie Moretti during its April 18th board meeting. Mr. Moretti was appointed to the Boards of Directors of BCSB Bankcorp, Inc., Baltimore County Savings Bank, F.S.B. and Baltimore County Savings Bank, M.H.C.

"Ernie brings 43 years of banking experience to BCSB," says President and CEO Joseph J. Bouffard. "As a respected member of the local community bank landscape, Ernie led his institution through a successful conversion to a public company and will provide valuable insight to BCSB as we embark on a similar strategy."

In July 2006, Mr. Moretti, age 66, retired from Bradford Bank where he held the position of executive vice president and managed residential lending and business development. Prior to his tenure with Bradford, Mr. Moretti served as president and chief executive officer of Wyman Park Federal Savings and Loan Association from 1989 to 2003. Mr. Moretti also served in senior leadership capacities over a span of 26 years at Yorkridge Calvert Savings and Loan, Augusta Building and Loan Association and First National Bank.

In February, Baltimore County Savings Bank announced its plan to conduct a second step conversion.

Founded in 1955, Baltimore County Savings Bank operates under its holding company, BCSB Bankcorp, Inc. BCSB provides regional community banking solutions through 18 locations across the Baltimore metropolitan area. BCSB Bankcorp, Inc. became a publicly traded mutual holding company in July 1998. For more information, visit www.baltcosavings.com.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, and local and national economic factors. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.